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URGENT Information Regarding Your Investment

Please Call:

1-866-239-0534

Your action is needed by this Friday, January 9th.

Please call Merrill Lynch at the above number regarding your vote in the proposed reorganization of the Mercury Growth Opportunity Fund, Inc. In an effort to avoid any further expenses to the Fund, we are asking you to take a moment now to call in your vote if you haven’t already done so. If you use the above number to call in your vote a confirm will be sent to you.

The enclosed proxy card will provide you with voting options; however, we urge you to use the number above due to the imminent deadline.

The Special Meeting of stockholders of the Mercury Growth Opportunity Fund, Inc. (“Growth Opportunity”) has been adjourned to Friday, January 9, 2004. The proposal being considered is the approval or disapproval of the Agreement and Plan of Reorganization (“Reorganization”) providing for the acquisition of assets and assumption of the liabilities of Growth Opportunity by Merrill Lynch Fundamental Growth Fund, Inc. (“Fundamental Growth”) and issuance of shares of common stock of Fundamental Growth. If approved this simply means that you would become a stockholder of Merrill Lynch Fundamental Growth Fund, Inc. Upon the reorganization you will receive shares of Merrill Lynch Fundamental Growth Fund, Inc., having the same aggregate net asset value as the shares you hold in Mercury Growth Opportunity Fund, Inc.

The Boards of Growth Opportunity and Fundamental Growth have approved the Reorganization and recommends that you vote in favor of the proposal.

Thank you for your prompt response.

January 2, 2004